Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EARTHSTONE ENERGY, INC.

Earthstone Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That the Board of Directors of the Company by unanimous written consent duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company be amended by deleting Section 10.2 thereof and by substituting in lieu thereof the following new Section 10.2:

“10.2 Stockholder Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal executive offices, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.”

SECOND: That pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 22nd day of October, 2015.

EARTHSTONE ENERGY, INC.

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski
Title:	Chairman of the Board, President and
Chief Executive Officer